Schedule A

Dated April 28, 2023

to the

Expense Limitation Agreement

Dated July 1, 2022

Between

Touchstone ETF Trust and Touchstone Advisors, Inc.

FYE 12/31

Fund	Operating Expense Limit	Termination Date
Touchstone Climate Transition ETF	0.69%	April 29, 2024
Touchstone Dividend Select ETF	0.67%	April 29, 2024
Touchstone Strategic Income Opportunities ETF	0.65%	April 29, 2024
Touchstone US Large Cap Focused ETF	0.69%	April 29, 2024
Touchstone Ultra Short Income ETF	0.34%	April 29, 2024

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE ETF TRUST

By: /s/ Terrie A. Wiedenheft

Name: Terrie A. Wiedenheft

Title: Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By: /s/ E. Blake Moore Jr.

Name: E. Blake Moore Jr.

Title: President and Chief Executive Officer

By: /s/ Terrie A. Wiedenheft

Name: Terrie A. Wiedenheft

Title: Chief Financial Officer